Calculation of Filing Fee Tables
S-8
Cognyte Software Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, no par value ("ordinary shares"), reserved for issuance pursuant to the 2021 Share Incentive Plan (the "2021 Plan")	Other	3,300,000	$ 8.14	$ 26,862,000.00	0.0001381	$ 3,709.64
Total Offering Amounts:						$ 26,862,000.00		$ 3,709.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,709.64
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the 2021 Plan in respect of the ordinary shares being registered to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares. (2) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee based on $8.14 per ordinary share, which represents the average of the high and low prices of the ordinary shares as reported on the Nasdaq Global Select Market on March 20, 2026. (3) Represents additional ordinary shares available for issuance pursuant to potential future grants under the 2021 Plan resulting from an amendment to the 2021 Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources